EXHIBIT 10.21

                              LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 21st day of September 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, and JAE Endorsements Inc. ("Licensor"), for the personal services of John Elway (Talent).

      WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right to the use of the name and likeness of John Elway on and in connection with the development, manufacture, distribution, promotion, and sale of a limited edition cereal product endorsed by Licensor ("the Product").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of John Elway, and the trademarks, logos, copyrights and all other authorized material owned or controlled by the Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Product. Additionally, the Company will produce and sell related merchandise, specifically t-shirts, sweatshirts, and hats ("Licensed Goods"). This License shall be effective Worldwide beginning on the date first written above and continuing until December 31, 2000, (the "License Term"), unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement. If sales of the Products reach 1,000,000 boxes, the License Term shall be automatically extended, and shall end on December 31, 2001.

      2. Licensee's Obligations. Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Product and Licensed Goods, provided however, that Licensee shall have the right to determine: (a) the type and quantity of Products developed and manufactured;
(b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Licensee shall submit for Licensor's approval the type of cereal, the name of cereal, the packaging design, advertising material, and all other materials to be used in connection with the Products subject to the sole and absolute approval of Licensor which shall not be unreasonably delayed or withheld. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. Licensee shall handle all fulfillment (including all check, money order and credit card transactions) and tracking responsibilities from the sale of other related merchandise from the back panel or elsewhere on the packaging or promotional materials of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder. Licensee shall provide 1000 flat cereal boxes to Licensor to be used at his discretion.

      3. Licensor's Obligation. Licensor will personally autograph 25 flat cereal boxes for Licensee to use as promotional giveaways, not to be used for resale.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensor's sole and absolute approval the type of cereal, the name of cereal, the

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packaging design, advertising material, and all other materials to be used in connection with the Products subject to the sole and absolute approval of Licensor which shall not be unreasonably delayed or withheld.

      5. Compensation. As full and complete compensation to Licensor for entering into this Agreement, Licensee shall pay Licensor a licensee fee via cashier's check or wire transfer (the "Licensing Fee") in an amount equal to ten percent (10%), approximately $.25 per unit, of all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts" less slotting fee). Licensor will also receive fifty percent
(50%) of net proceeds (net of expenses actually paid at arm's length to independent third parties) from the sale of all related merchandise (subject to Licensor's sole and absolute approval) from the back panel and other promotional materials. In addition, as further consideration for this Agreement, Licensor will receive a warrant to purchase 200,000 shares of the Company's unregistered common stock at the purchase price of $.25 per share (the "exercise price"). An additional 25,000 will be in the name of Jeff Sperbeck. All warrants granted herein shall have an expiration date of five
(5) years from the date of the signing of this Agreement. If License Term is automatically extended as defined in paragraph 1, Licensor will be entitled to an additional 50,000 warrants using the same terms as defined above. An additional 5,000 will be in the name of Jeff Sperbeck. Licensor will receive piggyback registration rights on the Company's next registration statement to be filed with the SEC. All cash compensation under this Agreement shall be paid to Licensor on a quarterly basis.

      6. Accounting. Licensee shall render a detailed accounting to Licensor 28 days after the end of each quarter. Each accounting shall show both period and cumulative Gross Receipts for the Products and shall be accompanied by the payment in full then due to the Licensor. Licensor, or Licensor's representative shall have the right at all reasonable times and on reasonable notice to inspect and make copies of the Licensee books and records of Licensee, at Licensor's expense, in so far as they relate to the computation of royalties to be paid to Licensor thereunder and the shipment of endorsed products and related merchandise pursuant to this Agreement. In the event that such inspections show an unreporting and underpayment in excess of ten percent (10%) for any twelve month period then Company shall pay the cost of such examination

      7. Insurance. Licensee maintains $8,000,000 in product liability insurance, which cover all products produced by Licensee bearing John Elway's name and likeness. Licensee will supply evidence of product liability insurance on a timely basis (i.e. Certificate of Insurance) and shall name John Elway as additional insured's. Additionally, Licensee will maintain a $20,000,000 umbrella policy naming John Elway as an additional insured.

      8. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy; (c) Licensee permanently discontinues production and distribution of the Products; or (d) Licensee breaches a material term of this Agreement in the License Term, regardless of cure.

      9. Licensee Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of his receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) John Elway becomes the subject of public dispute or scandal that materially and adversely affects John Elway's image. Injury(ies) or illness of said Licensor shall not in any way effect the validity of this Agreement. If this Agreement shall be terminated for any reason or expire as herein provided, Licensee

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nevertheless may continue to exercise its rights under this Agreement for 60 days from the date of termination or expiration for the sole purpose of disposing of its inventory of Products on hand and in the process of manufacture, including Products returned to Licensee's inventory after termination or expiration. Licensor shall be duly compensated in accordance with the terms of this Agreement for any and all such sales of inventory after the termination or expiration.

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this Agreement, or through the gross negligence or intentional wrongful acts of its officers, directors, employees, or representatives. Licensee agrees to indemnify and hold harmless Licensor and Talent from any and all third party claims, actions, suits, demands, loses, damages and all costs and expenses including, but not limited to reasonable attorney fees which Licensee may hereafter incur in connection with, or arising out of Licensor's or Talent's good faith performance of its obligations undertaken herein, except for negligent acts or intentional misconduct of Licensor of Talent, provided that Company shall be given prompt notice thereof.

      11. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a substantial portion of Licensee's stock or assets.

      12. Notices. Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to John Elway, c/o Jeff Sperbeck, 2121 N California Blvd, Suite 845, Walnut Creek, CA 94596. All notices to Licensee shall be sent to Jason Bauer, c/o Famous Fixins, 250 West 57th St., Suite 2501, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

      14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action, suit or proceeding.

      15. Entire Agreement. This Agreement set forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this Agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture,

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distribute, promote, or sell the Products, then Licensee may, upon notice to
Licensor, terminate this Agreement.




      IN WITNESS WHEREOF, the parties have executed this Agreement in New York, New York, on this day and year first above written.

LICENSEE:   FAMOUS FIXINS, INC.


            By:  /s/ Jason Bauer
               ----------------------------
                 Jason Bauer, President


LICENSOR:   JAE ENDORESEMENTS, INC.


            By:  /s/ John Elway
               ----------------------------
                 John Elway, President







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